Exhibit 10.1

APPROACH RESOURCES INC.

KEY EMPLOYEE RETENTION PLAN

(Eligible Executives)

THIS KEY EMPLOYEE RETENTION PLAN (the “Plan”) is made and executed by Approach Resources Inc., a Delaware corporation (the “Company”), to provide for certain payments to those Eligible Executives (as defined below) of the Company and its Affiliates that the Company would like to retain under the circumstances described below.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Eligible Executives through the end of the Retention Period (as defined below) and incentivize them to continue to provide their best efforts to maximize the value of the Company; and

WHEREAS, to induce certain Eligible Executives to remain in the service of the Company and its Affiliates through the end of the Retention Period, the Company and its Affiliates desire to adopt this Plan to provide such Eligible Executives with certain payments.

ARTICLE I

DEFINITIONS

1.1Definitions.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set out below, unless their context clearly indicates to the contrary.

(a)“Affiliate” means an organization that is aggregated and treated as a single employer with the Company under Code Section 414(b) (controlled group of corporations) or Code Section 414(c) (group of trades or businesses under common control), as applicable, but using an “at least 50 percent” rather than an “at least 80 percent” control level.

(b)“Annual Base Salary” means the annualized base rate of compensation payable by the Company or an Affiliate to an Eligible Executive, before any reduction that would constitute Good Reason as defined below, and including any amount that the Eligible Executive could have received had he or she not elected to contribute such amount to an employee benefit plan maintained by the Company or an Affiliate, and excluding all other types of compensation such as overtime pay, call pay, shift and area differentials, commissions, bonuses, added premiums, and all other forms of incentive or supplemental pay, employee benefits, and perquisites paid or provided by the Company or an Affiliate.

(c)“Board” means the Board of Directors of the Company.

(d)“Cause” means acts or omissions of the Eligible Executive constituting any of the following: (1) the willful and continued failure by the Eligible Executive substantially to perform the Eligible Executive’s duties, responsibilities, or authorities with the Company or an Affiliate (other than any such failure resulting from the Eligible Executive becoming Permanently Disabled); (2) the willful engaging by the Eligible Executive in misconduct that is materially injurious to the Company or any successor thereto (or any Affiliate of the Company or a successor thereto); (3) any misconduct by the Eligible Executive in the course and scope of the Eligible Executive’s employment with the Company or an Affiliate, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances, or other willful violations of the Company’s personnel policies, rules, or Code of Conduct; or (4) any violation by the Eligible Executive of any fiduciary duty owed by the Eligible Executive to the Company or its Affiliates.  For purposes of this paragraph, no act, or failure to act, on the Eligible Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Eligible Executive not in good faith and without reasonable belief that the Eligible Executive’s action or omission was in the best interest of the Company or an Affiliate.  Notwithstanding the foregoing, if the Company or an Affiliate determines in its sole discretion that a cure is possible and appropriate, the Company or an Affiliate will give the Eligible Executive written notice of the acts or omissions constituting Cause and no termination of employment shall be for Cause unless and until the Eligible Executive fails to cure such acts or omissions within 10 days following receipt of such written notice.  If the Company or an Affiliate determines in its sole discretion that a cure is not possible and appropriate, the Eligible Executive shall have no notice or cure rights before the Eligible Executive’s employment is terminated for Cause.

(e)A “Change in Control” shall be deemed to have occurred if one of the following events occurs:

(1)any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

(2)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an Affiliate);

(3)the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company;

(4)any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or

(5) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, a Change of Control shall not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer this Plan, which Committee shall consist of three or more members.

(h)“Company” means Approach Resources Inc., a Delaware corporation, and its successors and assigns, including a successor or assignee pursuant to Section 4.7.

(i)“Effective Date” means September 26, 2019, which is the date of the Plan’s adoption by the Board.

(j)“Eligible Executive” means an Employee listed on Exhibit A to this Plan who is, at the time of determination, employed on a full-time basis by the Company or an Affiliate.  Notwithstanding any other provision of this Plan, any Eligible Executive who ceases to be an Employee for any reason other than a Qualifying Termination before any Retention Payment is paid under this Plan shall be deemed to have been automatically removed from the list of Eligible Executives on Exhibit A to this Plan, shall no longer be considered to be an Eligible Executive, and shall no longer be entitled to receive any Retention Payment under this Plan.

(k)“Employee” means a person who is treated by the Company or an Affiliate as an employee for tax purposes.

(l)“Good Reason” means the existence of one or more of the following conditions arising during the Retention Period without the consent of the Eligible Executive, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii):  (1) a material reduction in the Eligible Executive’s Annual Base Salary; or (2) a material change in the geographic location at which the Eligible Executive is required to perform services (which must be at least 50 miles driving distance from the location at which he or she performed services for the Company or an Affiliate), but not including a temporary relocation that does not exceed six weeks; provided, however, that the Eligible Executive must provide written notice to the Company of his or her belief that Good Reason exists within 30 days of the date of the occurrence of the condition(s) giving rise to Good Reason and specify in that notice the condition(s) believed to constitute Good Reason, and the Company or its Affiliate shall have the right to remedy the Good Reason condition(s) within 30 days after receiving such written notice; and provided further, however, that in the event that the Good Reason condition is not remedied by the Company or its Affiliate during such 30-day remedy period, the Eligible Executive must provide written notice of termination invoking the Eligible Executive’s right to terminate his or her employment for Good Reason no later than 10 days after the end of such 30-day remedy period; otherwise, the Eligible Executive is deemed to have accepted the condition(s), or the correction of such condition(s), that may have given rise to the existence of Good Reason.  A paid suspension of the Eligible Executive pending an investigation authorized by the Company, an Affiliate, or a governmental authority, or a determination by the Company or an Affiliate whether the Eligible Executive has engaged in acts or omissions constituting Cause, shall not constitute Good Reason.  A termination of employment by the Eligible Executive for Good Reason shall be considered to be an involuntary termination of employment for purposes of this Plan.

(m)“Participation Agreement” means an Employee Participation Agreement in a form provided by the Company in its sole discretion which binds the Eligible Executive to the terms and conditions in this Plan and which an Eligible Executive must timely sign and return to the Company on or before the date of payment in order to be eligible to receive a Retention Payment under this Plan.

(n)“Permanently Disabled” means a medically determinable physical or mental impairment (1) that prevents the Eligible Executive from performing his or her essential job functions with or without reasonable accommodation as required by applicable law and is expected either to result in death or to last for a continuous period of not less than six months as determined by the Committee, or (2) for which the Eligible Executive receives disability income benefits from either the Social Security Administration or a long-term disability insurance plan maintained by the Company or an Affiliate.

(o)A “Potential Change in Control Event” occurs if the Company enters into an agreement the consummation of which would constitute a Change in Control.

(p)“Qualifying Termination” shall mean the involuntary termination of an Eligible Executive’s employment with the Company or an Affiliate before the end of the Retention Period either by the Company or an Affiliate without Cause, by the Eligible Executive for Good Reason, due to the Eligible Executive’s death or becoming Permanently Disabled, or due to the Company, its Affiliate, or the Eligible Executive providing a proper notice of non-renewal of any employment agreement between them.  A “Qualifying Termination” thus shall not include any other termination of an Eligible Executive’s employment with the Company or an Affiliate, including without limitation a termination by the Company or an Affiliate for Cause, by the Eligible Executive other than for Good Reason, or a paid suspension of the Eligible Executive pending an investigation authorized by the Company, an Affiliate, or a governmental authority, or a determination by the Company or an Affiliate whether the Eligible Executive has engaged in acts or omissions constituting Cause.

(q)“Release” means a release in a form prescribed by the Company in its sole discretion in which the Eligible Executive agrees, in exchange for being eligible to participate in this Plan and for other good and valuable consideration, to waive to the maximum extent permitted by law any and all legal claims and actions the Eligible Executive may have against the Company, any Affiliate, and such other parties and entities the Company determines in its sole and absolute discretion, including any claims under, arising from, or related to the Approach Resources Inc. Change in Control Retention Bonus Plan or any employment agreement providing for payments or benefits to an Eligible Executive upon or after a Potential Change in Control Event or Change in Control.

(r)“Retention Payment” means the payment described in Section 2.1.

(s)“Retention Period” means, with respect to each Eligible Executive, the period commencing on the date any Retention Payment was paid to that Eligible Executive and ending on the date that is 12 months after such payment, provided, however, that if a Change in Control occurs prior to such date 12 months after such payment, the Retention Period shall end instead on the earlier of (1) the date that is six months following the effective date of such Change in Control, or (2) the date that is 15 months after such payment. Notwithstanding the foregoing, the occurrence of a second Change in Control shall not result in any adjustment to the Retention Period.

1.2Number.  Wherever appropriate in this Plan, words used in the singular shall be considered to include the plural and the plural to include the singular.

1.3Headings.  The headings of Articles and Sections in this Plan are included solely for convenience and, if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II

RETENTION PAYMENT

2.1Retention Payment.  As soon as practicable following the Effective Date (but in no event later than three days following the Effective Date), the Company or the Affiliate that is the employer of each Eligible Executive shall pay to such Eligible Executive a lump sum amount equal to the percentage of his or her Annual Base Salary set forth on Exhibit A and determined as of the Effective Date (each such payment, a “Retention Payment”).

2.2Clawback Rights and Repayment Obligations; After-Acquired Evidence.

(a)Clawback Rights and Repayment Obligations.  Notwithstanding any other provision of this Plan, the obligations of the Company or its Affiliate to provide any Retention Payment to any Eligible Executive is subject to the conditions that the Eligible Executive (i) timely signs a Release and returns the signed Release to the Company; (ii) does not timely revoke his or her acceptance of the Release (if applicable); (iii) timely signs a Participation Agreement and returns the signed Participation Agreement to the Company; and (iv) fully complies with all of his or her confidentiality, non-disclosure, non-competition, non-solicitation, intellectual property, and similar obligations under any agreement with the Company or its Affiliate and the common law (each, a “Condition”).  If an Eligible Executive who receives a Retention Payment does not fully satisfy all of these Conditions, or ceases (for any reason other than a Qualifying Termination) to be an Employee of the Company or its Affiliates at any time on or prior to the last day of the Retention Period, he or she shall be deemed to be a “Disqualified Executive” for purposes of this Plan, such Disqualified Executive shall repay to the Company or its Affiliate the full amount of such Retention Payment (the “Amount Due”), and such Amount Due shall be an indebtedness of such Disqualified Executive to the Company or its Affiliate, as applicable.  The Amount Due shall become immediately due and payable in full and shall be promptly repaid by such Disqualified Executive.  At the option of the Company or its Affiliate, as applicable, any amounts so payable may be deducted from any amounts owed by the Company or its Affiliate to the Disqualified Executive, including without limitation any amounts owed as wages, salary, bonuses, equity or other incentive compensation or awards, expense reimbursements, and any other remuneration due for or on account of the Disqualified Executive’s employment with the Company or its Affiliates, provided, however, that no such deduction shall be made to the extent that it would result in a tax being owed pursuant to Section 409A of the Code.  By accepting a Retention Payment, the Eligible Executive authorizes the Company or its Affiliate, as applicable, to deduct the full amount of the Amount Due.  If such deduction does not fully satisfy the Amount Due, the Employee agrees to repay the remaining unpaid balance to the Company or its Affiliate, as applicable, within 30 days of such termination.

(b)After-Acquired Evidence.  Notwithstanding any provision of this Agreement, if the Company acquires evidence after paying a Retention Payment to an Eligible Executive and the Board determines in its sole discretion that a condition existed prior to such payment that, had the Company been fully aware of such condition, would have given the Company the right to terminate the Eligible Executive’s employment for Cause before such payment, then the Eligible Executive shall immediately repay to the Company or its Affiliate the full amount of such Retention Payment as though such Retention Payment constituted an Amount Due under Section 2.2(a) of this Plan.

(c)Non-Exclusive Rights and Remedies.  The rights and remedies of the Company and its Affiliates under this Section 2.2 shall be in addition to any other available rights and remedies should any Eligible Executive fail to fully satisfy any Condition or should the Company discover any applicable after-acquired evidence as well as all rights and remedies available under the clawback policies or procedures of the Company or its Affiliates which may provide for forfeiture and/or recoupment of amounts paid or payable under this Plan.

2.3Withholding and Deductions.  With respect to any payment to be made to any Eligible Executive under this Plan, the Company, or its Affiliate if the Affiliate is making the payment, shall deduct, where applicable, any amounts authorized by the Eligible Executive and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law.

2.4Payments after Death.  In the event of the Eligible Executive’s death after he or she becomes entitled to a payment of a Retention Payment under this Plan, any such payment shall be paid, at the time and in the manner such payment otherwise would have been paid to the Eligible Executive, to the estate of the Eligible Executive.

2.5Exclusive Payments.  The payments and benefits described in this Plan, along with the associated terms for payment, constitute all of the Company’s and its Affiliates’ obligations to an Eligible Executive with respect to retention bonuses, retention payments, or similar compensation or remuneration or bonuses, payments, or similar compensation or remuneration upon or after a Potential Change in Control Event or Change in Control.  The Plan is intended to supersede all oral or written plans, programs, agreements and policies of the Company and each Affiliate and all oral or written communications to Eligible Executives with respect to the subject matter of the Plan that were written or communicated prior to the Effective Date, including but not limited to the Approach Resources Inc. Change in Control Retention Bonus Plan and any employment agreement providing for payments or benefits for an Eligible Executive upon or after a Potential Change in Control Event or Change in Control, and all such prior policies and communications shall be null and void on and after the Effective Date.

ARTICLE III

ADMINISTRATION OF PLAN

3.1  Plan Administrator.  The Plan will be administered by the Committee.  The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and will keep adequate records of its proceedings and acts.

3.2  Committee’s Powers and Duties.  It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of the Eligible Executives entitled to participate in the Plan.  The Committee shall have full discretionary power to administer the Plan in all of its details, subject to applicable requirements of law.  For this purpose, the Committee’s powers shall include, but not be limited to, the following discretionary authority, in addition to all other powers provided by the Plan:

(a)to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c)to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)to make all determinations as to the right of any person under the Plan, including a right to receive a benefit under this Plan (including without limitation to determine whether and when there has been a Qualifying Termination and whether or when an Eligible Executive has failed to fully satisfy any Condition);

(e)to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan;

(f)to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing; and

(g)to obtain from the Company and its Affiliates and from the Eligible Executives such information as is necessary for the proper administration of the Plan.

3.3Member’s Own Participation.  No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to himself or herself as a participant in the Plan.

3.4Indemnification.  The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities with respect to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct.  Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.5Compensation, Bond, and Expenses.  The members of the Committee shall not receive any additional compensation for their services as members of the Committee.  To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder.  The Committee may employ such agents, accountants, and legal counsel (who may be agents, accountants, and legal counsel for the Company) as may be appropriate for the administration of the Plan.  Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

ARTICLE IV

GENERAL PROVISIONS

4.1Funding.  The benefits provided under the Plan shall be unfunded and shall be provided from the general assets of the Company and its Affiliates.  It is expected that, with respect to an Eligible Executive who is employed by an Affiliate at the time a payment becomes due, payments made pursuant to the Plan will be made by such Affiliate; provided, however, that if the Affiliate fails to pay any amount when due for any reason, such payment shall be made by the Company, and the Company and the employing Affiliate shall be and remain jointly and severally liable for such payment until the payment has been paid in full.

4.2Cost of Plan.  The entire cost of the Plan shall be borne by the Company and its Affiliates and no contributions shall be required of the Eligible Executives.

4.3Amendment and Termination.

(a)Except as otherwise provided in this Section 4.3, the Plan may not be terminated and may be amended only if such amendment does not adversely affect the benefits or protections provided under the Plan to any individual who is an Eligible Executive, and any such attempted amendment or termination shall be null and void ab initio as it relates to such individual.

(b)Notwithstanding the foregoing provisions of this Section 4.3, if any compensation or benefit provided by the Plan may result in being subject to the tax imposed by Section 409A of the Code, the Board may modify the Plan as necessary or appropriate in the best interests of the Eligible Executives (1) to exclude such compensation or benefit from being deferred compensation within the meaning of Section 409A of the Code, or (2) to comply with the provisions of Section 409A of the Code and its related Code provisions (and the rules, regulations and other regulatory guidance relating thereto); provided, however, that no amendment made pursuant to the provisions of this Section 4.3(c) shall reduce the value of the compensation or benefits that would be payable pursuant to this Plan with respect to an Eligible Executive without the written consent of such Eligible Executive.

(c)Any provision of this Plan to the contrary notwithstanding, this Plan shall terminate automatically upon the later of the last day of the Retention Period or the date as of which all benefit obligations and payments owed pursuant to the Plan have been satisfied in full.

4.4No Contract of Employment.  The adoption and maintenance of this Plan does not, and shall not be deemed to, guarantee any Employee’s employment with the Company or an Affiliate for any specific period and does not alter the at-will nature of the employment relationship between the Company or an Affiliate and any Employee who is employed by the Company on an at-will basis.  Accordingly, any such Employee, the Company, or an Affiliate may terminate the employment relationship as freely and with the same effect as if the Plan had not been established at any time, with or without Cause, at the option of either party, with or without notice.  Any representation contrary to the previous two sentences shall be invalid unless obtained in writing and signed by a duly authorized representative of the Board.

4.5Severability.  Any provision in the Plan that is found to be prohibited or unenforceable by any court of competent  jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision shall be reformed by the court and enforced to the maximum extent permitted under applicable law.

4.6Nonalienation.  An Eligible Executive shall have no right or ability to pledge, hypothecate, anticipate, assign, or otherwise transfer any benefit or right under the Plan, except by will or the laws of descent and distribution.

4.7Assumption; Successors and Assigns.  The Company shall ensure that any successor or assignee to all or substantially all the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, or otherwise, and whether or not such transaction constitutes a Change in Control, to assume and perform the obligations under this Plan, whether by operation of law or written agreement.  The Plan shall be binding upon the Company, its Affiliates, and any successor or assignee of the Company or its Affiliates, and shall inure to the benefit of and be enforceable by the Eligible Executives.  Any successor or assignee of the Company shall be substituted for and take the place of the Company for all purposes of this Plan following such assumption or assignment.

4.8Code Section 409A.   This Plan is intended to be exempt from Section 409A of the Code and the Treasury Regulations and other guidance thereunder and any ambiguous provisions will be construed in a manner that is consistent with that intent.  Notwithstanding the foregoing, neither the Company or its Affiliates, or any director, officer, or employee of the Company or its Affiliates make any guarantee as to the tax treatment of any payments or benefits to be provided pursuant to the Plan.

4.9Governing Law; Venue; Jury Trial Waiver.  The Plan shall be governed and construed in accordance with the laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), except to the extent preempted by federal law.  In the event that any dispute arising from or related to this Plan or an Eligible Executive’s employment or termination of employment results in a lawsuit, (a) the parties agree that the exclusive forum for such lawsuit shall be in the state or federal courts located in Tarrant County, Texas, subject to the Company’s or its Affiliates’, the Plan’s, or their representatives’ right to move such lawsuit to federal court; (b) the Eligible Executive expressly consents to the exercise of personal jurisdiction by any state or federal court located in Tarrant County, Texas; and (c) the Company and each Eligible Executive mutually and irrevocably waive the right to trial by jury with respect to any legal claims or cause of actions arising out of or relating to this Plan and agree not to ask for a jury in any such lawsuit.

IN WITNESS WHEREOF, this Plan has been adopted by the Board as of the Effective Date.

APPROACH RESOURCES INC.

By:/s/ Sergei Krylov

Name:Sergei Krylov

Title:President and Chief Executive Officer

EXHIBIT A

TO

APPROACH RESOURCES INC.

KEY EMPLOYEE RETENTION PLAN

(Eligible Executives)

Executives Eligible to Participate

Employee	Percentage of Annual Base Salary
Krylov, Sergei	180%
Hoefer, Troy	130%
Dazey, Joshua	105%
Shaw, Ian	105%